EXHIBIT (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 20, 2020, with respect to the financial statements and financial highlights of Calvert International Responsible Index Fund, Calvert US Large-Cap Core Responsible Index Fund, Calvert US Large-Cap Growth Responsible Index Fund, Calvert US Large-Cap Value Responsible Index Fund, and Calvert US Mid-Cap Core Responsible Index Fund, each a series of Calvert Responsible Index Series, Inc., as of September 30, 2020, and for the respective years presented therein, incorporated herein by reference. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus, “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 27, 2022